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File No. 029455-0002

Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92612

January 17, 2003

Re:	Registration of 518,386 shares of common stock, par value $.001 per share, of Spectrum Pharmaceuticals, Inc., pursuant to a
Registration Statement on Form S-3

Ladies & Gentlemen:

In connection with the registration for resale of 518,386 shares of common stock, par value $.001 per share, of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: 356,926 shares of the common stock of the Company issued to five selling stockholders named in the Registration Statement (the “Shares”) and 161,460 shares of common stock of the Company (the “Warrant Shares”) which may be issued upon exercise of a warrant issued to one selling stockholder named in the Registration Statement (the “Warrant”). The Warrant has a five-year term and is exercisable at a purchase price of $0.25 per share.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and original issuance of the Shares and the Warrant. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the

January 17, 2003

LATHAM & WATKINS LLP

applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

Subject to the foregoing, it is our opinion that:

1.	the Shares have been duly authorized, and are validly issued, fully paid and nonassessable; and
2.
the Warrant has been duly authorized, and, upon issuance, delivery and payment therefor in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,

/s/ Latham & Watkins LLP